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                                                                       EXHIBIT 5



                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                                October 25, 2001

Accelerated Networks, Inc.
301 Science Drive
Moorpark, CA  93021

       Re: Accelerated Networks, Inc. Registration Statement on Form S-8 for an aggregate of 3,880,600 Shares of Common Stock

Ladies and Gentlemen:

               We have acted as counsel to Accelerated Networks, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 3,880,600 shares of common stock (the "Shares") issuable pursuant to that certain employment agreement dated February 12, 2001 between the Company and Mr. Gary J. Sbona, and the related option certificate and option agreement (collectively, the "Option Agreement") unassociated with any stock option plan maintained by the Company. .

               This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

               We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Option Agreement. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of the Option Agreement, and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

               We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

               This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Option Agreement or the Shares.


                                            Very truly yours,



                                            /s/ BROBECK, PHLEGER & HARRISON LLP